Exhibit 99.1

Arrow Electronics Posts Record First Quarter Sales and Earnings Per Share

        -- Strong Cash Flow from Operations of $114 Million --

    MELVILLE, N.Y.--(BUSINESS WIRE)--April 24, 2007--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2007 net income of $96.3 million ($.78 and $.77 per share on a basic and diluted basis, respectively) on sales of $3.50 billion, compared with net income of $81.6 million ($.68 and $.66 per share on a basic and diluted basis, respectively) on sales of $3.19 billion in the first quarter of 2006. Consolidated sales grew 10% over the first quarter of 2006, or 5% on a pro forma basis including the impact of acquisitions. The company's results for the first quarters of 2007 and 2006 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended March 31, 2007 would have been $91.8 million ($.75 and $.74 per share on a basic and diluted basis, respectively) and net income for the quarter ended March 31, 2006 would have been $84.1 million ($.70 and $.68 per share on a basic and diluted basis, respectively).

    "We once again executed well on our strategic and tactical objectives this quarter. We outgrew the market, posted record first quarter sales and earnings per share, grew earnings at twice the rate of sales organically, generated strong operating cash flow of $114 million and for the 13th consecutive quarter return on invested capital was well in excess of our cost of capital, all as we continue to invest in our business ensuring continued value creation for our business partners and our shareholders," said William E. Mitchell, chairman, president and chief executive officer, Arrow Electronics, Inc. "In the first quarter, we received favorable ratings changes from both Moody's Investors Service and Fitch Ratings. Our strong cash flow and solid balance sheet have enabled us to pursue strategic initiatives while maintaining a strong credit profile," added Paul J. Reilly, senior vice president and chief financial officer, Arrow Electronics, Inc.

    Worldwide computer products sales of $776.0 million increased 33% over the first quarter of 2006, while sales for our enterprise computing solutions business increased 12% on a pro forma basis including the impact of the acquisitions of Alternative Technology, Inc. and the storage and security distribution business of InTechnology plc. "We achieved our 13th consecutive quarter of year-over-year growth driven by strong double-digit increases in industry standard servers, storage, software and services, which significantly outpaced market growth in these segments. On March 31st, we closed on our acquisition of the Agilysys KeyLink Systems Group and successfully integrated KeyLink's people, systems and facilities. We continue to transform our industry leading enterprise computing solutions business into a much stronger organization with an expanded geographic reach, increased exposure in faster growing product segments, and a more robust customer and supplier base. With increased scale and greater levels of operating efficiency, we will further strengthen our industry leading financial performance, while significant cross selling opportunities will further accelerate our growth in the global enterprise computing solutions marketplace," said Mr. Mitchell.

    Worldwide components sales of $2.72 billion increased 4% over the first quarter of 2006. "We achieved exceptional results in Europe with record sales and the highest first quarter operating income since 2001 as we continue to drive results by investing in our sales and marketing efforts and enhancing our existing strong local presence with more consistent and disciplined processes across the region. Double-digit growth in our core business serving small and medium sized customers around the world was offset, in part, by the well-publicized weakness in the large EMS segment in North America and Asia Pacific. Our North American business posted the second highest first quarter operating income since 2001 and in Asia Pacific operating income advanced more than 70% year-over-year, further demonstrating our ability to perform well regardless of market conditions," stated Mr. Mitchell.

    The company's results for the first quarter of 2007 and 2006 include the items outlined below that impact their comparability:

    -- During the first quarter of 2007, the company recorded a net restructuring credit of $8.3 million ($5.8 million net of related taxes or $.05 per share on both a basic and diluted basis), primarily related to the sale of the company's Harlow, England facility.

    -- During the first quarter of 2007, the company recorded an integration charge of $2.1 million ($1.3 million net of related taxes or $.01 per share on both a basic and diluted basis), primarily related to the acquisition of KeyLink.

    -- During the first quarter of 2006, the company recorded a $1.5 million ($.9 million net of related taxes or $.01 per share on both a basic and diluted basis) restructuring charge.

    -- During the first quarter of 2006, the company redeemed the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its zero coupon convertible debentures due in 2021 and repurchased $4.1 million principal amount of its 7% senior notes due in January 2007. The related loss on the redemption and repurchase, including any related premium paid, write-off of deferred financing costs, and cost of terminating a portion of related interest rate swaps, aggregated $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) and is recognized as a loss on prepayment of debt.

    "Based upon the information known to us today, we expect to see normal seasonality in all of our businesses in the second quarter. In components, we expect our broad small and medium-sized customer base to perform well, offset in part, by continued weakness in the large EMS customers. In computer products, we expect to continue to post solid growth in industry standard servers, storage, software and services. We believe that total second quarter sales will be between $3.85 and $4.15 billion, with worldwide component sales between $2.725 and $2.875 billion and worldwide computer product sales between $1.125 and $1.275 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $.78 to $.84, an increase of 1% to 9% from last year's second quarter. These expected results include the impact of the KeyLink acquisition," added Mr. Reilly.

    Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 260 locations in 55 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's efficiency enhancement initiatives, the company's acquisitions of other companies, and the prepayment of debt. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.

    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.



                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                                   Three Months Ended
                                                       March 31,
                                                  --------------------
                                                    2007       2006
                                                  ---------  ---------

Operating income, as reported                     $162,659   $149,233
  Restructuring (credit) charge                     (8,264)     1,521
  Integration charge                                 2,117          -
                                                  ---------  ---------
Operating income, as adjusted                     $156,512   $150,754
                                                  ---------  ---------

Net income, as reported                           $ 96,294   $ 81,579
  Restructuring (credit) charge                     (5,788)       920
  Integration charge                                 1,266          -
  Loss on prepayment of debt                             -      1,558
                                                  ---------  ---------
Net income, as adjusted                           $ 91,772   $ 84,057
                                                  ---------  ---------

Net income per basic share, as reported           $    .78   $    .68
  Restructuring (credit) charge                       (.05)       .01
  Integration charge                                   .01          -
  Loss on prepayment of debt                             -        .01
                                                  ---------  ---------
Net income per basic share, as adjusted           $    .75   $    .70
                                                  ---------  ---------

Net income per diluted share, as reported*        $    .77   $    .66
  Restructuring (credit) charge                       (.05)       .01
  Integration charge                                   .01          -
  Loss on prepayment of debt                             -        .01
                                                  ---------  ---------
Net income per diluted share, as adjusted         $    .74   $    .68
                                                  ---------  ---------

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

* In computing net income per diluted share for the three months ended March 31, 2006, net income was increased by $524 for interest (net of taxes) related to the then outstanding zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three months ended March 31, 2006 includes 1,883 shares related to the convertible debentures.


    Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's planned implementation of its new global financial system and new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company's ability to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.



                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)

                                                 Three Months Ended
                                                     March 31,
                                              ------------------------
                                                 2007         2006
                                              -----------  -----------

Sales                                         $3,497,564   $3,192,463
                                              -----------  -----------
Costs and expenses:
  Cost of products sold                        2,957,933    2,704,920
  Selling, general and administrative
   expenses                                      370,226      325,828
  Depreciation and amortization                   12,893       10,961
  Restructuring (credit) charge                   (8,264)       1,521
  Integration charge                               2,117            -
                                              -----------  -----------
                                               3,334,905    3,043,230
                                              -----------  -----------
Operating income                                 162,659      149,233
Equity in earnings of affiliated companies         1,985          945
Loss on prepayment of debt                             -        2,605
Interest expense, net                             23,068       23,969
                                              -----------  -----------
Income before income taxes and minority
 interest                                        141,576      123,604
Provision for income taxes                        44,556       41,653
                                              -----------  -----------
Income before minority interest                   97,020       81,951
Minority interest                                    726          372
                                              -----------  -----------
Net income                                    $   96,294   $   81,579
                                              -----------  -----------
Net income per share:
  Basic                                       $      .78   $      .68
                                              -----------  -----------
  Diluted                                     $      .77   $      .66
                                              -----------  -----------
Average number of shares outstanding:
  Basic                                          122,991      120,609
  Diluted                                        124,350      123,513

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                     CONSOLIDATED BALANCE SHEETS
                   (In thousands except par value)

                                              March 31,   December 31,
                                                 2007         2006
                                             ------------ ------------

ASSETS
Current assets:
  Cash and cash equivalents                  $   141,413  $   337,730
  Accounts receivable, net                     2,838,900    2,710,321
  Inventories                                  1,672,983    1,691,536
  Prepaid expenses and other assets              161,064      156,034
                                             ------------ ------------
    Total current assets                       4,814,360    4,895,621
                                             ------------ ------------
Property, plant and equipment, at cost:
  Land                                            42,201       41,810
  Buildings and improvements                     177,531      167,157
  Machinery and equipment                        503,036      481,689
                                             ------------ ------------
                                                 722,768      690,656
  Less: Accumulated depreciation and
   amortization                                 (439,667)    (428,283)
                                             ------------ ------------
    Property, plant and equipment, net           283,101      262,373
                                             ------------ ------------
Investments in affiliated companies               43,284       41,960
Cost in excess of net assets of companies
 acquired                                      1,700,807    1,231,281
Other assets                                     237,275      238,337
                                             ------------ ------------
    Total assets                             $ 7,078,827  $ 6,669,572
                                             ------------ ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $ 1,865,210  $ 1,795,089
  Accrued expenses                               412,480      402,536
  Short-term borrowings, including current
   portion of long-term debt                      76,953      262,783
                                             ------------ ------------
    Total current liabilities                  2,354,643    2,460,408
                                             ------------ ------------

Long-term debt                                 1,327,678      976,774
Other liabilities                                259,760      235,831

Shareholders' equity:
  Common stock, par value $1:
    Authorized - 160,000 shares in 2007 and
     2006
    Issued - 124,152 and 122,626 shares in
     2007 and 2006, respectively                 124,152      122,626
  Capital in excess of par value                 985,346      943,958
  Retained earnings                            1,873,246    1,787,746
  Foreign currency translation adjustment        167,156      155,166
  Other                                           (8,962)      (7,407)
                                             ------------ ------------
                                               3,140,938    3,002,089
  Less: Treasury stock (156 and 207 shares
          in 2007 and 2006, respectively),
          at cost                                 (4,192)      (5,530)
                                             ------------ ------------
    Total shareholders' equity                 3,136,746    2,996,559
                                             ------------ ------------
    Total liabilities and shareholders'
     equity                                  $ 7,078,827  $ 6,669,572
                                             ------------ ------------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Three Months Ended
                                                      March 31,
                                                ----------------------
                                                  2007        2006
                                                ----------  ----------
Cash flows from operating activities:
 Net income                                     $  96,294   $  81,579
 Adjustments to reconcile net income to net
  cash provided by (used for) operations:
    Depreciation and amortization                  12,893      10,961
    Amortization of deferred financing costs
     and discount on notes                            555         898
    Amortization of stock-based compensation        6,442       4,092
    Accretion of discount on zero coupon
     convertible debentures                             -         876
    Excess tax benefits from stock-based
     compensation arrangements                     (5,006)     (4,053)
    Deferred income taxes                           1,452        (915)
    Restructuring (credit) charge                  (5,788)        920
    Integration charge                              1,266           -
    Equity in earnings of affiliated companies     (1,985)       (945)
    Loss on prepayment of debt                          -       1,558
    Minority interest                                 726         372
    Change in assets and liabilities, net of
     effects of acquired businesses:
      Accounts receivable                          49,610     (56,954)
      Inventories                                  73,100    (146,608)
      Prepaid expenses and other assets               416     (21,971)
      Accounts payable                           (126,070)     70,646
      Accrued expenses                              8,543      21,615
      Other                                         1,089       5,520
                                                ----------  ----------
  Net cash provided by (used for) operating
   activities                                     113,537     (32,409)
                                                ----------  ----------
Cash flows from investing activities:
  Acquisition of property, plant and equipment    (21,984)    (13,086)
  Cash consideration paid for acquired
   businesses                                    (491,475)    (18,143)
  Proceeds from sale of facilities                  8,810           -
  Other                                               335         925
                                                ----------  ----------
  Net cash used for investing activities         (504,314)    (30,304)
                                                ----------- ----------
Cash flows from financing activities:
  Change in short-term borrowings                 (17,607)      3,844
  Repayment of long-term borrowings                (1,312)    (15,510)
  Proceeds from long-term borrowings              345,000           -
  Repurchase/repayment of senior notes           (169,136)     (4,268)
  Redemption of zero coupon convertible
   debentures                                           -    (156,330)
  Proceeds from exercise of stock options          32,759      30,097
  Excess tax benefits from stock-based
   compensation arrangements                        5,006       4,053
                                                ----------  ----------
  Net cash provided by (used for) financing
   activities                                     194,710    (138,114)
                                                ----------  ----------
Effect of exchange rate changes on cash              (250)        342
                                                ----------- ----------
Net decrease in cash and cash equivalents        (196,317)   (200,485)
Cash and cash equivalents at beginning of
 period                                           337,730     580,661
                                                ----------  ----------
Cash and cash equivalents at end of period      $ 141,413   $ 380,176
                                                ----------  ----------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------

Sales:
  Electronic components                        $2,721,529  $2,608,909
  Computer products                               776,035     583,554
                                               ----------- -----------
  Consolidated                                 $3,497,564  $3,192,463
                                               ----------- -----------

Operating income (loss):
  Electronic components                        $  154,075  $  144,929
  Computer products                                29,986      23,863
  Corporate (a)                                   (21,402)    (19,559)
                                               ----------- -----------
  Consolidated                                 $  162,659  $  149,233
                                               ----------- -----------


Effective January 1, 2007, stock option expense, which was previously included in corporate, was allocated to electronic components, computer products, and corporate. Prior period segment data was adjusted to conform with the current period presentation.



(a) Includes a net restructuring credit of $8.3 million and a restructuring charge of $1.5 million for the three months ended March 31, 2007 and 2006, respectively. Also includes an integration charge of $2.1 million for the three months ended
    March 31, 2007.


    This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics, Inc.
             Sabrina N. Weaver, 631-847-5359
             Director, Investor Relations
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications